Filed with the Securities and Exchange Commission on July 7, 1999
                                                      Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                             ____________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________

                                   KFX INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in our charter)

           Delaware                                               84-1079971
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)


       1999 Broadway, Suite 3200, Denver, Colorado 80202, (303) 293-2992
       -----------------------------------------------------------------
              (Address, including ZIP code, and telephone number,
       including area code, of registrant's principal executive offices)

                            -----------------------

                               Theodore Venners
       1999 Broadway, Suite 3200, Denver, Colorado 80202, (303) 293-2992
       -----------------------------------------------------------------
           (Name, address, including ZIP code, and telephone number,
                  including area code, of agent for service)
                             ____________________

                                  Copies To:
                            Warren L. Troupe, Esq.
                             Melissa L. Mong, Esq.
                            Morrison & Foerster LLP
             370 17th Street, Suite 5200, Denver, Colorado  80202
                                (303) 592-1500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
   Title of each class of       Amount to be      Proposed maximum offering       Proposed maximum aggregate          Amount of
securities to be registered     registered(1)        price per share(1)                offering price(1)         registration fee(1)
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Common Stock, $.001 par value
 per share                       4,250,000              $1.46875                          $6,242,188                  $1735.33
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices on July 1, 1999.

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
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                                   KFX INC.

                                  PROSPECTUS

                               4,250,000 Shares

                         Common Stock, $.001 par value

  This prospectus relates to 4,250,000 shares of common stock, $.001 par value per share of KFx Inc., a Delaware corporation, which may be offered from time to time by the selling stockholder named herein. We will not receive any proceeds from the sale of the common stock, rather the selling stockholder will receive all of the net proceeds from the sale of the common stock. We will receive, however, consideration from the selling stockholder in the form of termination of warrants to purchase common stock owned by the selling stockholder. We will pay all expenses incident to the registration of the common stock under the Securities Act of 1933, as amended.

  The selling stockholder may sell the common stock from time to time in one or more transactions for the selling stockholder's own account (which may include block transactions) on the American Stock Exchange or in negotiated transactions. Sales will be made on terms and prices negotiated between the selling stockholder and the buyer or, if made on the American Stock Exchange, at then current market prices.

  The common stock is listed for trading on the American Stock Exchange under the symbol "KFX." On July 1, 1999, the last reported sale price of the common stock was $1.4375 per share.

  Our corporate offices are located at 1999 Broadway, Suite 3200, Denver, Colorado 80202. Our telephone number is (303) 293-2992.

  Investing in the Common Stock involves certain risks. See the "Risk Factors" section beginning on page 2.

  Neither the Securities and Exchange Commission nor any state securities commission have approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is ________, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
THE COMPANY.................................................................  1

RISK FACTORS................................................................  3

FORWARD LOOKING STATEMENTS..................................................  9

HOW WE INTEND TO USE THE PROCEEDS...........................................  9

SELLING STOCKHOLDER......................................................... 10

PLAN OF DISTRIBUTION........................................................ 10

LEGAL MATTERS............................................................... 11

EXPERTS..................................................................... 11

WHERE YOU CAN FIND MORE INFORMATION......................................... 11

                  -------------------------------------------

  You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or incorporated by reference is accurate only as of the date on the front cover of this prospectus. Our business and financial condition may have changed since that date.

                                  THE COMPANY

          We develop and deliver various technological and service solutions to the electric power generation industry that enhance energy value while minimizing environmental harm. As a result, our solutions not only increase our customers' productivity but also facilitate their ability to comply with government imposed air emission standards. In general, we offer our customers technological solutions that enhance the output of coal-fired electric utility boilers while also reducing any harmful environmental impact.

          To date, we offer two leading technologies, K-Fuel(TM) and NeuSight(TM), to our customers in the electric power industry. First, we offer customers our K-Fuel(TM) technology, a patented technology that uses heat and pressure to physically and chemically transform high-moisture, low-energy value coal and other organic feedstocks into a low-moisture, high-energy solid clean fuel, or K-Fuel(TM). The principal benefit of the K-Fuel(TM) technology is that the fuel produced from the process can facilitate the efforts of electric power producers and other large-scale users of coal to meet the clean air standards imposed by the Clean Air Act, as amended by the Clean Air Act Amendments of 1990. Based on various analyses, the environmental benefits of burning K-Fuel(TM) versus most other coal appear to include significant reductions in emissions of nitrogen oxide, sulfur dioxide, carbon dioxide, mercury and chlorine.

          In February 1999, the first commercial burn of K-Fuel(TM) was completed at Indiana-Kentucky Electric Corporation's Clifty Creek generating station in southern Indiana. Initial results of the test burn indicate that K-Fuel(TM) appears to produce:

          . a reduction in nitrogen oxide emissions while maintaining full capacity and reducing internal power consumption;

          .  no unusual deterioration of internal boiler operations;

          .  a reduction in the fuel preparation costs;

          .  no spontaneous combustion; and

          .  an improvement in boiler efficiency.

We plan to license our K-Fuel(TM) technology domestically and internationally to various parties wishing to construct and operate K-Fuel(TM) production facilities. Although we are pursuing various international opportunities, during each of the three years ended December 31, 1998, substantially all of our operating activities were conducted domestically.

          Second, in early 1998, through the acquisition of a controlling interest in Pegasus Technologies, Limited and our formation in mid 1998 of Net-Power Solutions, LLC, we added NeuSIGHT(TM) to the technological solutions that we offer to the electric power generation industry. NeuSIGHT(TM), which is a neural network-based (i.e. artificial intelligence) software technology, is the leading combustion optimization software product for coal-fired electric emissions. In general, the NeuSIGHT(TM) software gathers operating data from the boiler and develops a model of optimal boiler combustion, or burn, taking into account various safety, environmental and other restraints. Electric power companies that use the NeuSIGHT(TM) software enjoy optimal combustion efficiency, and as a result, increase their efficiency, lower their operating costs and facilitate their compliance with applicable environmental laws. Pegasus developed NeuSIGHT(TM) and continues to enhance it and develop related products while NPS focuses on the marketing and sales of NeuSIGHT(TM) licenses and related implementation services.

     NeuSIGHT(TM) provides various benefits, including:

        .  improved combustion performance;

        .  reduction in nitrogen oxide emissions;

        . improvements in boiler efficiency (heat rate), which translates into lower fuel costs, as well as lower emissions of sulfur dioxide and carbon dioxide;

        . an increase in gross generating capacity, providing more electricity for the power company to sell;

        . lower carbon in the ash waste by-product, which can convert a related waste product disposal cost into marketable ash product; and

        . improvements in opacity, which refers to the visible exhaust discharged from an emissions stack.

     We are actively exploring various options to expand our business by adding other solutions (technologies, products and services) to meet: (a) the needs of the electric power industry as it is transformed by deregulation into a highly competitive industry; and (b) the increasingly stringent environmental standards triggered by indications of global warming and other environmental concerns. Most recently, on June 28, 1999, we executed an agreement with Kennecott Alternative Fuels, Inc., an indirectly owned subsidiary of Kennecott Energy Company, one of the largest coal companies in the United States, that expands our strategic partnership with Kennecott to develop a 3 million ton per year K-Fuel plant. Under this agreement, we received $2.0 million in license and renewal fees in connection with licensing our K-Fuel(TM) technology to K-Fuel LLC. We have committed $1.0 million to our partnership with Kennecott to fund further action associated with developing the next K-fuel facility. With this strategic partnership and our NeuSIGHT(TM) software, we expect to combine the benefits of K-Fuel(TM) with those of the NeuSIGHT(TM) optimizing solution, which would enable utilities to progress towards regulatory compliance.

     We maintain our principal executive offices at 1999 Broadway, Suite 3200, Denver, Colorado 80202. Our telephone number is (303) 293-2992. Our World Wide Website is http://www.kfx.com. Information contained in our website is specifically not incorporated herein by reference or otherwise.

                                 RISK FACTORS

    An investment in the common stock being offered hereunder involves a high degree of risk. Before purchasing the common stock, you should carefully consider the following risk factors together with all other information in the prospectus.

    It is difficult to evaluate our business and prospects because we are shifting our strategic focus to the development of Pegasus

    KFx was organized in 1992 and in August 1995, we commenced the initial application of our technology and began construction of a facility near Gillette, Wyoming, which is owned by KFx Fuel Partners, L.P. (a limited partnership of which we own 5%), in order to produce K-Fuel(TM). Historically, our primary enterprise has been the business of licensing and commercializing a technology that in general uses heat and pressure to physically and chemically transform high-moisture, low-energy per pound coal and other organic feedstocks into a low-moisture, high-energy solid fuel known as K-Fuel(TM). Operations at the K-Fuel facility began in the second quarter of 1998. In March 1998 we acquired, through our purchase of a controlling ownership interest in Pegasus, the software product NeuSIGHT(TM). Accordingly, we have a limited operating history upon which an evaluation of our prospects and future performance can be made. Although we continue to believe that K-Fuel(TM) technology has significant long term value, we believe that the software business of Pegasus offers more near term value. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the operation of a new business based on innovative technologies in a highly competitive industry.

    We have not achieved material revenue since our inception

    We have not achieved material licensing, royalty or product sales revenues since we were formed in 1992. In addition, no significant revenue was earned prior to our formation when similar operations to ours were conducted by various predecessor entities. We have incurred significant net operating losses, including net losses of $6,783,817 and $5,095,160 in 1998 and 1997, respectively. At March 31, 1999, we had an accumulated deficit of $48,316,829, and we expect to incur additional losses in the future. We cannot assure you that we will ever achieve profitability, or be able to generate earnings sufficient to meet our interest and principal payment obligations.

    The market for NeuSIGHT(TM) and related software depends on successful sales and marketing strategies

    The market for NeuSIGHT(TM) and related software is uncertain. In our opinion, realization of near term value from the software business of Pegasus requires, among other things, the successful implementation of new sales and marketing programs. We have taken numerous steps to implement a variety of such programs and strategies, however, any evaluation or prediction of their effectiveness would be premature. We cannot assure you that our sales and marketing strategies for NeuSIGHT and related software will be successful.

    We may need additional capital to fund our business and to pay interest and principal, at maturity, on our 6% convertible debentures

    We require substantial working capital to fund our business. In past years, we have experienced operating losses and negative cash flow and expect this situation to continue in the future. As a result, we have been dependent on sales of our equity securities and strategic relationships to fund construction of our K-Fuel facility and operating costs associated with our businesses.

    By selling our 6% convertible debentures in July 1997, we incurred $17,000,000 in principal amount of indebtedness. This indebtedness resulted in a ratio of long-term debt to stockholders' equity at December 31, 1998 of approximately 7.9 to 1.

    Accordingly, we will require substantial amounts of cash to fund scheduled payments of principal and interest on our 6% convertible debentures, future acquisitions and capital expenditures and working capital requirements. We may be required to raise additional funds through public or private financings, strategic relationships or other arrangements. We cannot be assured that such additional funding will be available or on terms satisfactory to us. A lack of adequate financing may adversely affect our ability to:

    . respond to changing business and economic conditions and competitive pressures;

    .  make future acquisitions;

    .  absorb negative operating results; or

    .  fund capital expenditures or increased working capital requirements.

    We have contractual limitations on our ability to secure additional funding

    Our ability to secure additional financing is limited by the terms of the indenture related to our 6% convertible debentures. Our ability to raise additional capital is also limited by a stock purchase agreement between us and the selling stockholder; however the stock purchase agreement will be terminated when the selling stockholder sells its common stock.

    Our ability to take advantage of net operating losses could be limited

    Under Section 382 of the Internal Revenue Code of 1986, the use of prior net operating losses is limited after an ''ownership change,'' as defined in Section
382. The limitation, if applicable, is equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by a long-term interest rate specified by the Internal Revenue Code. The quoted market value of a stock is a factor to consider, but not necessarily a conclusive factor, in determining the fair value of a corporation's stock. Additional issuances of equity interests by us, including the issuance of shares of common stock upon the conversion of our 6% convertible debentures or on the exercise of outstanding warrants or options to purchase our common stock may result in an ownership change. In the event we achieve profitable operations, any significant limitation on the use of our net operating losses would have the effect of increasing our tax liability and reducing net income and available cash resources.

    Our general project development is uncertain

    The process of developing, permitting, financing and constructing K-Fuel(TM) production facilities is complex, lengthy and costly and subject to numerous risks, uncertainties and factors beyond our control, including cost overruns, delays, damage and technical delays. Only a small percentage of the projects that we evaluate and pursue may ultimately result in operating projects. As a result, we may not be able to recover any expenses that we incur in the evaluation and development of certain projects.

    Continued development of the existing K-Fuel facility and its future ownership is uncertain

    The existing K-Fuel facility was substantially completed in December 1996. Thermo Ecotek Corporation, which operates the facility and owns 95% of the partnership that owns the facility, has continued to refine and optimize operations at the K-Fuel facility, conducting extensive testing and producing commercially salable K-Fuel(TM) product. Thermo Ecotek has encountered difficulties in attempting to achieve optimal and sustained operations at this K-Fuel facility. Thermo Ecotek has also informed us that they do not intend to provide significant amounts of additional capital to implement solutions. Further, on May 24, 1999, Thermo Ecotek announced that its parent, Thermo Electron Corporation, has proposed the merger of Thermo Ecotek into Thermo Electron. In conjunction with the proposed merger, Thermo Ecotek announced that it will record pretax restructuring and other charges partially related to its decision to hold for sale its investment in the K-Fuel facility in Wyoming. Further, Thermo Ecotek has ceased operations at this facility and K-Fuel(TM) is no longer being produced. We are unable to predict the effect on us (including the recoverability of our investment related to this facility), if any, of Thermo Ecotek's cessation of operations at the Wyoming K-Fuel facility. We are, however, actively assisting Thermo Ecotek in soliciting offers to purchase the Wyoming K-Fuel facility and have begun related discussions with several interested parties; however we cannot give you any assurance as to when or if the Wyoming K-Fuel facility will be sold or when, if ever, it will resume operations.

    Development of future K-Fuel facilities is uncertain

    We cannot assure you that any future K-Fuel facilities will not experience technical or operational problems similar or in addition to those experienced at the Wyoming K-Fuel facility. To the extent that other technical or operational problems materialize, they may adversely impact our ability to develop other K-Fuel(TM) projects or facilities.

    We rely on strategic partners

    We have established relationships with strategic partners to exploit the K-Fuel(TM) technology, enhance the application of NeuSIGHT(TM) and further penetrate the NeuSIGHT(TM) market. Our success will depend upon our ability to maintain existing strategic relationships and develop and maintain additional relationships for the further development of our technologies. We are and will continue to be dependent upon our strategic partners to, among other things, fund the operations of the partnerships or the joint venture entities in which we own interests and to provide necessary technical, operational, personnel and other resources. While each of our strategic partners has an economic motivation to further the development of their respective joint ventures or projects with us, the amount of time and resources devoted to such joint ventures or projects will be controlled by our strategic partners and not by us. A decline in the financial prospects of a particular strategic partner could adversely effect such partner's commitment to a joint venture, which could materially harm us. Moreover, joint ventures or similar arrangements require us to have financial and other arrangements to meet our commitments to the joint ventures. We cannot assure you that we will be able to maintain existing strategic relationships, develop or maintain additional strategic relationships, meet our commitments with respect to our joint ventures or that our strategic partners will meet their commitments to any respective joint venture or project.

    We are required to pay third parties a portion of licensing and royalty revenues

    We anticipate that a significant portion of our future revenues with respect to K-Fuel(TM) will be in the form of licensing and royalty payments from third party licensees operating commercial-scale production facilities of K-Fuel(TM). Pursuant to various license agreements we have executed, we are required to pay third parties a portion of licensing and royalty revenues we receive. Amounts due under these agreements may restrict or limit our ability to pursue other commercialization opportunities with respect to K-Fuel(TM) because such payments will decrease cash flow from operations.

    No established market for beneficiated fuel products exist

    Although we believe that a substantial market will develop both domestically and internationally for clean coal fuel products, an established market does not currently exist. As a result, the availability of accurate and reliable pricing information and transportation alternatives are not fully known. Our future success will be determined by our ability to establish a market for clean coal fuel products among potential customers such as electrical utility companies and industrial coal users. Further, potential users of our fuel products may be able to choose among alternative fuel supplies. Although we have successfully operated a K-Fuel(TM) technology demonstration plant, the market viability of the K-Fuel(TM) technology will not be known until we complete construction of one or more commercial-scale production facilities, either in the United States or internationally, that produce, on a consistent basis, commercial quantities of fuel and meets certain minimum performance specifications. We face the risk that commercial-scale production facilities when completed will be unable to generate sufficient market interest to continue in business. Further, we cannot assure you that the K-Fuel facility or any other commercial-scale facility will be successful.

    The market for software in connection with the efficiency of the combustion of coal is new and uncertain

    Combustion and other optimization software relating to the production of coal or other similar products has only been used by the electric power business for a few years and has just recently gained market acceptance. We believe that market pressures caused by the developing deregulation of the electric power industry and the Clean Air Act will accelerate demand for and market acceptance of NeuSIGHT(TM) and related software products being developed at Pegasus. There can be no assurance, however, that NeuSIGHT(TM) or any related software products will experience growth or market acceptance.

    Our markets are competitive

    We face competition from other companies in the clean coal and alternative fuel technology industries. Some of these companies have financial and managerial resources greater than ours and therefore may be able to offer products more competitively priced and more widely available than ours. Also, competitors' products may make our technology and products obsolete or non-competitive. Our future success may depend on our ability to adapt to such changing technologies and competition.

    We are subject to risks of changing laws

    A significant factor driving the creation of the United States market for K-Fuel(TM), other beneficiated coal products, NeuSIGHT(TM) and other optimization software products is the Clean Air Act, as amended by Title IV of the Clean Air Act Amendments of 1990. The Clean Air Act specifies various air emission requirements for electrical utility companies and industrial coal users. We believe that compliance with the air emission regulations by these coal users can be fully or partially met through the use of clean-burning fuel technologies, like K-Fuel(TM), and combustion optimization software, like NeuSIGHT(TM). We are unable to predict future regulatory changes and their impact on the demand for our products. A full or partial repeal or revision of the Clean Air Act would have a material adverse effect on our prospects.

    The tax credit provided by Section 29 of the Internal Revenue Code is a significant incentive for potential joint venture partners to invest in United States commercial-scale production facilities using the K-Fuel(TM) technology.
A repeal or revision of the amount of federal tax credits provided by Section 29 of the Code could negatively impact our ability to attract additional joint venture partners for United States commercial-scale production facilities.

    We rely on key personnel and must be able to retain or attract qualified personnel

    We believe that our performance is substantially dependent on the performance of senior management and key technical personnel. The inability to retain key managerial and technical personnel or attract and retain additional highly qualified managerial or technical personnel in the future could harm our business or financial condition.

    Our inability to adequately protect our proprietary technology could harm our business

    Our success depends upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret rights to establish and protect our proprietary rights. We currently have a patent on our K-Fuel(TM) technology, however, competitors may successfully challenge the validity or scope of our patent or any future allowed patents. This patent alone and our rights with respect to NeuSIGHT(TM) may not provide us with any significant competitive advantage.

    Third parties could copy or otherwise obtain and use our products or technology without authorization or develop similar technology independently.
We cannot easily police unauthorized use of our products or software. The protection of our proprietary rights may be inadequate and our competitors could independently develop similar technology, duplicate our solutions or design around any patents or other intellectual property rights we hold.

    As is common in the software industry, we may from time to time receive notices from third parties claiming infringement by our NeuSIGHT(TM) product or similar software of third party patent and other property rights. At this time, we have not filed suit against any competitor nor has another company claimed that our products infringe on its patent or intellectual property rights. Any claims, with or without merit, could be time-consuming or result in costly litigation that may materially harm our business.

    Year 2000 compliance

    We are aware of the issues associated with the programming code in existing computer systems as the Year 2000 approaches. We have completed a comprehensive study of the possible effects of the Year 2000 issue on our informational technology and non-informational technology systems at both our principal offices and Pegasus' offices, and we believe them to be Year 2000 compliant. We have hired a third party consultant to perform an analysis on the systems located at our Gillette, Wyoming facility.

    We have been advised that KFx Fuel Partners has undertaken appropriate Year 2000 analyses with respect to its IT and non-IT systems, including its manufacturing equipment. These analyses are not yet complete, but we have been advised that KFx Fuel Partners will implement any necessary remedial actions, which based on the analyses performed to date, are estimated to be at a nominal cost. The analyses and any remedial actions are expected to be completed in the third quarter of 1999.

    With respect to Year 2000 issue compliance of Pegasus' NeuSIGHT(TM) and related software products, Pegasus' personnel has performed extensive analysis, with the assistance of third party consultants, and believes that the products are Year 2000 compliant. The remediation costs relative to these products was nominal.

    To date, no significant concerns have been identified as far as our internal operations. We cannot assure you, however, that Year 2000-related issues will not have a material adverse effect on our business, financial condition or results of operations.

    In addition, we substantially completed an assessment of the impact that the Year 2000 issue may have on other systems that support our operations, including, but not limited to, supplier systems, shipper systems, systems of suppliers of banking and other financial services, environmental control systems and building security systems. This analysis was largely based on interviews, certifications and other correspondence. At this time, we cannot determine the effects, if any, that any non-compliant systems of third parties may have on our business, financial condition or results of operations and we cannot assure you that the effects, if any, would not be material. Nevertheless, based on the analyses performed to date, we do not expect these third party systems to present a significant Year 2000 risk to our business, financial condition or results of operations.

    We do not expect to pay cash dividends

    We have never paid any cash dividends and do not anticipate paying cash dividends in the foreseeable future. In addition, we are prohibited from paying dividends as long as any of our 6% convertible debentures are outstanding.

                          FORWARD LOOKING STATEMENTS

    This prospectus contains forward looking statements that have been made under the provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward looking statements. We have based these statements on our current expectations about future events. Although we believe that our expectations about future events are reasonable, we cannot assure you that these expectations will be achieved. Important factors that would cause our actual results to differ materially from the forward looking statements in this prospectus are described in the "Risk Factors" and elsewhere in this prospectus. We urge you to carefully consider these factors. We caution you that any forward looking statements are not guarantees of future performance and involve significant risks and uncertainties and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. All forward looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

                       HOW WE INTEND TO USE THE PROCEEDS

     We will not receive any proceeds from the sale of the common stock by the selling stockholder. When the selling stockholder has sold the common stock, warrants to purchase our common stock owned by the selling stockholder will be cancelled and an agreement between the selling stockholder and us will be terminated.

                              SELLING STOCKHOLDER

     This prospectus relates to the offer and sale from time to time of up to 4,250,000 shares of common stock by Thermo Ecotek Corporation, in the manner and under the circumstances described on the cover page of this prospectus and under "Plan of Distribution." We do not know if, when or in what amounts the selling stockholder may offer the common stock for sale. We expect, however, that Thermo Ecotek Corporation will sell the common stock through one or more negotiated private transactions. There can be no assurance that the selling stockholder will sell any or all of the common stock offered by this prospectus.

     The selling stockholder currently owns 17.8% of the total number of shares of common stock outstanding. Because the selling stockholder may offer all or some of the shares of common stock offered by this prospectus, no estimate can be given as to the principal amount of the common stock that will be held by the selling stockholder after completion of the offering.

     The selling stockholder and any broker or dealer to or through whom any of the common stock is sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the common stock offered hereby, and any profits realized by the selling stockholder or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the selling stockholder are not expected to exceed normal selling expenses for sales. The registration of the common stock under the Securities Act shall not be deemed an admission by the selling stockholder or us that the selling stockholder is an underwriter for purposes of the Securities Act of any common stock offered under this prospectus.

                             PLAN OF DISTRIBUTION

     On June 12, 1999, we entered into an agreement with the selling stockholder, Thermo Ecotek Corporation. Under this agreement, the selling stockholder granted us authorization for a limited time period to find a buyer for the common stock. The common stock, however, may still be offered by the selling stockholder from time to time in one or more transactions for its own account on the American Stock Exchange or in negotiated transactions without our assistance. Sales will be at prices and on terms then prevailing or at prices related to the current market price or at negotiated prices and terms. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholder in amounts to be negotiated prior to the sale. We will not receive commissions from the selling stockholder; however under the agreement the selling stockholder has agreed to cancel warrants to purchase our common stock owned by the selling stockholder and an agreement between the selling stockholder and us will be terminated upon the sale of the common stock. The selling stockholder and brokers or dealers, which includes us, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

     Shares of common stock not sold pursuant to the registration statement on Form S-3 of which this prospectus is a part may be subject to certain restrictions under the Securities Act and could be sold, if at all, only under Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may sell within any three-month period a number of shares that does not exceed the greater of one percent of our outstanding common stock or the average weekly reported trading volume of our common stock during the four calendar weeks prior to such sale. In general, Rule 144 also permits the sale of common stock by a person who is not our affiliate and who has satisfied a two-year holding period without any volume limitation.

                                 LEGAL MATTERS

     Certain legal matters relating to the common stock to be offered hereby will be passed upon for us by Morrison & Foerster, LLP, 370 17th Street, Suite 5200, Denver, Colorado 80202.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of KFx Inc. for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with those requirements, we file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of those documents upon payment of a duplicating fee, by writing to the SEC. Call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding the Company. The address of the site is http://www.sec.gov. The common stock is quoted on the American Stock Exchange. You may inspect reports and other information concerning us at the offices of The American Stock Exchange, Inc. at 86 Trinity Place, New York, New York 10006.

     The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. The following documents filed by us with the SEC are hereby incorporated by reference in this prospectus:

  (1) our Annual Report on Form 10-K for the year ended December 31, 1998;

  (2) our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;
      and

     (3) the description of the common stock contained in our Registration Statement on Form 10-SB filed with the SEC on July 11, 1994.

     All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering covered by this prospectus will be deemed to be incorporated by reference into this prospectus and to be a part of the prospectus from the date of filing of such documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide, without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to KFx Inc. Attention: Corporate Secretary, 1999 Broadway, Suite 3200, Denver, Colorado 80202, telephone (303) 293-2992.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses to be borne by the Registrant, other than underwriting discounts and commissions, in connection with the issuance and distribution of the common stock hereunder.

                                                            Payable by the
                                                              Registrant
                                                            --------------

        SEC registration fee                                  $   1,735.33
        Accounting fees and expenses......................        2,500.00
        Legal fees and expenses...........................       15,000.00
        Printing costs....................................          500.00
        Blue Sky fees and expenses........................          250.00
        Miscellaneous.....................................          250.00

        Total.............................................    $  20,235.33

     The foregoing items, except for the SEC registration fee, are estimated.

Item 15.  Indemnification of Directors and Officers.

     Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, and our certificate of incorporation enables a corporation in our original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Section 145 of the DGCL provides that directors and officers of Delaware corporations may, under certain circumstances, be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

     We have implemented such indemnification provisions in our certificate of incorporation, providing that officers and directors shall be entitled to be indemnified by us to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any action, suit or proceeding by reason of the fact that he or she is or was an officer or director of us.

     The above discussion of our certificate of incorporation and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation and statutes.

     Under Section 145(g) of the DGCL, we maintain insurance on behalf of the directors and officers serving at our request.

Item 16.  Exhibits.

     The following is a complete list of exhibits filed as part of the Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

     5.1 Opinion of Morrison & Foerster, LLP as to the legality of the common stock being registered.

     10.1 Agreement between KFx Inc. and Thermo Ecotek Corporation, dated as of June 12, 1999.

     23.1  Consent of Morrison & Foerster, LLP (see Exhibit 5.1).

     23.2  Consent of PricewaterhouseCoopers LLP.


Item 17.  Undertakings.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

        (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed what was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the undersigned pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4) if the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on

Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 of Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

     (5) the undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 17 day of June, 1999.

                  KFx Inc.
                  (Registrant)


                          By:   /s/ Theodore Venners
                          -------------------------------------------
                          Name: Theodore Venners
                          Title: Chairman of the Board of Directors, President
                                 and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Theodore Venners and Seth L. Patterson, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3 and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as full as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date:  June 17, 1999               By: /s/ Theodore Venners
                                       -------------------------------------
                                       Theodore Venners
                                       Chairman of the Board of Directors,
                                       President and Chief Executive Officer
                                       (Principal Executive Officer)

Date:  June 17, 1999               By: /s/ Seth L. Patterson
                                       -------------------------------------
                                       Seth L. Patterson
                                       Executive Vice President and
                                       Chief Financial Officer
                                       (Principal Financial and Accounting
                                       Officer)

Date:  June 17, 1999               By: /s/ Stanford M. Adelstein
                                       -------------------------------------
                                       Stanford M. Adelstein
                                       Director

Date:  June 17, 1999               By: /s/ Vincent N. Cook
                                       -------------------------------------
                                       Vincent N. Cook
                                       Director

Date:  July 6, 1999                By: /s/ Brian D. Holt
                                       -------------------------------------
                                       Brian D. Holt
                                       Director

Date:  June 17, 1999               By:
                                       -------------------------------------
                                       Peter G. Martin
                                       Director

Date:  June 17, 1999                          By: /s/ Jack C. Pester
                                                  ---------------------------
                                                  Jack C. Pester
                                                  Director

Date:  June 17, 1999                          By: /s/ Stanley G. Tate
                                                  ---------------------------
                                                  Stanley G. Tate
                                                  Director

                                 EXHIBIT INDEX


5.1 Opinion of Morrison & Foerster, LLP as to the legality of the common stock being registered.*

10.1  Agreement between KFx Inc. and Thermo Ecotek Corporation, dated as of June
        12, 1999.*

23.1  Consent of Morrison & Foerster, LLP (see Exhibit 5.1).*

23.2  Consent of PricewaterhouseCoopers LLP.*

________________
*  Filed herewith.